Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

ARTICLES OF INCORPORATION

OF

GIGA-TRONICS INCORPORATED

The undersigned certify that:

1.	They are the President and Chief Executive Officer and the Chief Financial Officer of Giga-tronics Incorporated, a California corporation.

2.	Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

“IV. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 14,333,333 shares, of which 13,333,333 shares shall be Common Stock and 1,000,000 shares shall be Preferred Stock. Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of California of this Certificate of Amendment, each fifteen (15) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by this Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from this Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmittal letter by a shareholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the shareholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by this Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

3.	The foregoing amendment of the Articles of Incorporation has been duly approved by the board of directors.

4.

The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The corporation has shares of Common Stock and Preferred Stock outstanding. The total number of outstanding shares entitled to vote with respect to the amendment were 11,872,881 shares of Common Stock and 116,933.51 shares of Preferred Stock, consisting of 9,997 shares of Series B Convertible Voting Perpetual Preferred Stock, 3,424.65 shares of Series C Convertible Voting Perpetual Preferred Stock, 5,111.86 shares of Series D Convertible Voting Perpetual Preferred Stock and 98,400 shares of Series E 6% Senior Convertible Voting Perpetual Preferred Stock. The number of shares of each class and series voting in favor of the amendment equaled or exceeded the vote required. The number of outstanding voting shares voting in favor of the amendment equaled or exceed the vote required. The percentage vote required was (1) more than 50% of the Common Stock entitled to vote, (2) more than 50% of the Preferred Stock entitled to vote, (3) more than 50% of each series of Preferred Stock entitled to vote, each such series voting as a separate class, and (4) more than 50% of the shares of Common Stock and Preferred Stock entitled to vote, voting together as a single class.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Dublin, California on December 10, 2019

/s/ John R. Regazzi John R. Regazzi, President and Chief Executive Officer /s/ Lutz P. Henckels Lutz P. Henckels, Chief Financial Officer

2